Exhibit 99.1

Shumate Industries Announces Record First Quarter 2007 Financial Results
Tuesday May 15, 9:28 am ET

-- First Quarter 2007 Consolidated Revenues of approximately $2.4 million, up 55% from the comparable quarter in 2006

-- Gross Profit increased to $832 thousand, an increase of 264% as compared to first quarter 2006

CONROE, Texas--(BUSINESS WIRE)--Shumate Industries, Inc. (OTCBB:SHMT - News), a technology-oriented energy field services company, today announced its financial results for the first quarter ended March 31, 2007.

Shumate Machine Works achieved increased revenues, gross margin improvements, and increased EBITDA(1) (defined as net income plus interest, taxes, depreciation and amortization) as compared to the first quarter 2006. The Company completed the approval process for threading API rotary connections, allowing Shumate Machine Works to offer a new service to its existing customer base. Hemiwedge Valve Corporation made milestone progress with its Hemiwedge® technology in cartridge valves as well as the development of the sub-sea high pressure and down hole isolation valve applications with its partners.

Shumate Machine Works (SMW)

On a segmental basis, SMW revenues increased 13%, to approximately $1.7 million, from the comparable period in 2006. The Company recorded gross profits of over $422 thousand, nearly an 85% increase when compared with the same period last year.

Cost of revenues for SMW increased by about $3 thousand to $1.26 million. Cost of revenues includes various allocated overhead items such as facility lease, depreciation, utilities, direct and indirect labor costs with related payroll tax and employee benefits expense. For the quarter ended March 31, 2007, SMW's gross margins increased to 24% from 15% in the prior period. The increase in gross margins as a percentage of net revenues resulted from higher pricing on SMW products it manufactures for its customers as well as higher volumes and better product mix at SMW.

SMW recorded operating income of approximately $216 thousand for the three months ended March 31, 2007, an increase of $446 thousand as compared to an operating loss of approximately $230 thousand for the three months ended March 31, 2006.

On a segmental basis, SMW EBITDA(1) was approximately $313 thousand for the quarter ended March 31, 2007. This is compared to approximately $144 thousand for the quarter ended March 31, 2006 after removing non-recurring adjustments during 2006.

Hemiwedge Valve Corporation (HVC)

On a segmental basis, HVC revenues were approximately $661 thousand for the three months ended March 31, 2007. There were no revenues for HVC in the quarter ended March 31, 2006. These revenues reflect amounts earned for achieving certain milestones under the development agreement with At Balance Americas LLC as well as Hemiwedge® Cartridge Valve sales during the quarter.

Cost of revenues for HVC totaled approximately $252 thousand for the quarter ended March 31, 2007, which resulted in a gross margin of 62% for the period.

HVC recorded an operating loss of approximately $438 thousand for the three months ended March 31, 2007, an increase of $204 thousand as compared to an operating loss of $234 thousand for the three months ended March 31, 2006. This operating loss was primarily due to the additional expenses and overhead from the scale up of operations in preparation for HVC's growth and significant expenses in research and development.

On a segmental basis, HVC EBITDA(1) was a loss of approximately $405 thousand for the quarter ended March 31, 2007. This is compared to a EBITDA(1) loss of approximately $247,000 for the quarter ended March 31, 2006. The Company believes its EBITDA(1) loss at HVC will improve significantly as sales of its products continue to increase.

Consolidated basis

On a consolidated basis, first quarter ended March 31, 2007 consolidated revenues were approximately $2.4 million, up 55% from the comparable quarter in 2006.

The Company generated a gross profit of $832 thousand, with a gross profit margin of 34.0%, for the three months ended March 31, 2007 as compared to approximately $228 thousand for the same period last year. Thus, as a percentage of net revenues, cost of revenues decreased to 66.0% of net revenues for the three months ended March 31, 2007 versus 85.5% of net revenues for the three months ended March 31, 2006.

The Company incurred an operating loss of $755 thousand for the three months ended March 31, 2007, an increase of approximately $267 thousand as compared to an operating loss of approximately $487 thousand for the three months ended March 31, 2006. The Company remains focused on improving our operating results by generating more sales including more revenue contribution from its higher margin Hemiwedge® product lines.

Within the consolidated operating loss, the Company incurred general corporate overhead expenses of approximately $542 thousand for three months ended March 31, 2007. These general overhead expenses included approximately $166 thousand expense from non-cash stock and option awards associated with FASB 123R as well as increases in legal, audit and accounting, and other professional fees including Sarbanes-Oxley 404 consulting costs. The Company believes approximately $100 thousand of these charges were non-recurring one-time items.

The Company's consolidated EBITDA(1) was a loss of approximately $625 thousand for the quarter ended March 31, 2007.

Matthew Flemming, Shumate's CFO commented, "Operating income in Shumate Machine was offset by an increase in scale-up and research and development expenditures in HVC as well as our corporate overhead expenses as we work to exploit our proprietary technology. While corporate partnering and business development milestones anticipated this year should give strong visibility of our Hemiwedge® technology, the Company is also focused on increasing sales of its current products to offset R&D costs and significantly improve our future results."

Larry Shumate, the Company's Chairman and CEO stated, "We are pleased with the results of our legacy business, Shumate Machine Works, and its contribution to the Company. We are also excited about the positive momentum with our new Hemiwedge® technology and believe we are going to have a great year from cartridge valve sales, anticipated sub sea licensing deals and conclusion of the development of the down hole valves used in drilling applications to be commercialized in early 2008. We anticipate that the visibility that our technology demonstrates this year in the marketplace will open up other additional business development activities."

Earnings Conference Call Information

Shumate will host a conference call to discuss the Company's financial results for the first quarter ended March 31, 2007. The conference call will take place at 4:15 p.m. EDT on Thursday, May 17, 2007. Anyone interested in participating should call 1-800-936-9754 if calling within the United States or 1-973-935-2048 if calling internationally approximately 5 to 10 minutes prior to 4:15 p.m. EDT. Participants should ask for the Shumate Industries 2007 First Quarter Financial Results conference call. There will be a playback available until May 24, 2007. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use the pass code 8795064 for playback.

This call is being webcast by ViaVid Broadcasting and can be accessed at Shumate Industries' website at www.shumateinc.com. The webcast may also be accessed at ViaVid's website at http://www.viavid.net. The webcast can be accessed through June 15, 2007 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

Tables Follow

     SHUMATE INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$714,732	$1,547,326
Accounts receivable, net of allowance for
doubtful accounts of $46,400 and $40,000	707,184	554,134
Inventory	1,041,287	893,650
Prepaid expense and other current assets	343,457	198,753

Total current assets	2,806,660	3,193,863

Fixed assets, net of accumulated depreciation
of $2,061,382 and $1,922,242	2,292,607	2,303,372
Patents, net of accumulated amortization of
$36,298 and $29,038	312,938	307,331
Deposits	107,140	104,140

Total assets	$5,519,345	$5,908,706

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$831,649	$652,980
Accrued expenses	452,603	435,234
Deferred revenue	-	400,000
Current portion of notes payable - other	52,676	75,370
Current portion of capital lease obligation	35,054	31,924
Current portion of term note payable -
Stillwater National Bank	436,902	480,565
Line of credit - Stillwater National Bank	693,908	778,916

Total current liabilities	2,502,792	2,854,989

Long term liabilities:
Long term portion of capital lease
obligation	41,880	51,838
Term note payable - Stillwater National
Bank	2,863,061	2,883,392

Total long term liabilities	2,904,941	2,935,230

Total liabilities	5,407,733	5,790,219

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock, $.001 par value,
10,000,000 shares authorized, no shares
issued or outstanding	-	-
Common stock, $.001 par value, 50,000,000
shares authorized, 19,989,045 and
19,322,277 shares issued and outstanding	19,989	19,322
Additional paid-in-capital	20,897,594	20,015,762
Deferred compensation	(19,800)	(39,600)
Accumulated deficit	(20,786,171)	(19,876,997)

Total stockholders' equity	111,612	118,487

Total liabilities and stockholders'
equity	$5,519,345	$5,908,706

See accompanying notes to financial statements

SHUMATE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2007 and 2006
(Unaudited)

	2007	2006

REVENUES	$2,448,488	$1,574,977

COST OF REVENUES
Cost of revenues	1,520,027	1,264,025
Depreciation expense	96,334	82,486

Total cost of revenues	1,616,361	1,346,511

GROSS PROFIT	832,127	228,466

OPERATING EXPENSES:
Selling, general and administrative	1,182,560	603,527
Depreciation expense	33,490	13,386
Bad debt expense	6,400	-
Research and development	365,129	99,208

Total operating expenses	1,587,579	716,121

LOSS FROM OPERATIONS	(755,452)	(487,655)

OTHER INCOME (EXPENSE)
Debt forgiveness income	-	2,000,000
Interest expense	(153,723)	(236,153)

NET INCOME (LOSS)	$(909,175)	$1,276,192

Basic net income (loss) per share	$(0.05)	$0.09
Diluted net income (loss) per share	(0.05)	0.08

Weighted average shares outstanding-Basic	19,369,582	13,523,801
Weighted average shares outstanding-Diluted	19,369,582	16,023,801

See accompanying notes to financial statements

Shumate Industries, Inc.
Supplemental Data - Schedule 1
UNAUDITED CALCULATION OF EBITDA

Three months ended
March 31,2007

Income before income taxes	(909,175)
Plus interest expense	153,723
Plus depreciation and amortization	129,824
EBITDA	(625,628)

EBITDA for the three months ending March 31, 2007 does not include any "add-backs" from the non-cash charge of approximately $166 thousand FASB 123R stock option expense recorded during the quarter or other one-time non-recurring expenses.

1) Note: This press release contains information about the Company's
 EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess the:

financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis; its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and the ability of the Company's assets to generate cash sufficient for the Company to pay potential interest costs. The Company also understands that such data are used by investors to assess the Company's performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company's operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities, or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company's EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization.

About Shumate Industries, Inc.

Shumate Industries, Inc. is a Texas-based, energy field services company that incorporates new technologies to bring products to market leveraging its existing infrastructure, expertise and customer channels. The Company operates through two wholly owned subsidiaries, 1.) Shumate Machine Works, a contract machining and manufacturing division and 2.) Hemiwedge Valve Corporation, a division formed to launch a proprietary new technology in a valve product line targeting flow control, sub-sea, down-hole and tar sands applications. For additional information on the Company and its products please visit www.shumateinc.com.

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, customer concentration risk, difficulties in refinancing its debt, difficulties in consolidating the operations of the Company's operating subsidiaries, difficulties in accelerating internal sales growth, volatility of the energy business and its effects on the Company's business, difficulties in new technology acceptance within the energy industry, restrictive covenants in our existing credit facilities, fluctuations in metals prices, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission. All information provided in this release and in the attachments is as of May 14, 2007 and the Company undertakes no duty to update this information.

Contact:
Shumate Industries, Inc., Conroe
Matthew Flemming, CFO, 936-539-9533
or
Investor Relations Contact:
Alliance Advisors, LLC
Mark McPartland, 910-221-1827